Exhibit 99.1

FAX NEWS RELEASE
For further information:

The Manitowoc Company, Inc. P. O. Box 66 • Manitowoc WI 54221-0066 Telephone: 920-684-4410 • Telefax: 920-652-9775 Internet: http://www.manitowoc.com	Carl J. Laurino Senior Vice President & Chief Financial Officer Direct Dial: 920-652-1720 Email: carl.laurino@manitowoc.com	Steven C. Khail Director of Investor Relations & Corporate Communications Direct Dial: 920-652-1713 Email: steve.khail@manitowoc.com

NEWS for Immediate Release

GLOBAL CRANE DEMAND DRIVES

STRONG THIRD-QUARTER PERFORMANCE FOR MANITOWOC

•                  Third-quarter 2007 net sales top $1 billion, an increase of 29 percent from the third quarter of 2006

•                  Third-quarter 2007 diluted earnings from continuing operations before special items were a record $0.65 per share, an increase of 59 percent from the third quarter of 2006

•                  Strong long-term outlook supports manufacturing capacity expansion initiatives

•                  2007 EPS guidance range raised to $2.45 — $2.50 excluding special items

MANITOWOC, Wis. — October 31, 2007 — The Manitowoc Company (NYSE: MTW) today reported its financial results for the quarter ended September 30, 2007, as continued strong global demand for the company’s lifting solutions drove outstanding performance in sales, profitability, and earnings per share. For the quarter, net sales totaled $1.0 billion, an increase of 29 percent from the third quarter of 2006.  Reported earnings per diluted share were $0.59 for the third quarter of 2007 compared to $0.40 for the third quarter of 2006.

Earnings per diluted share in the third quarter of 2007 include a $0.06 per share charge for costs related to the redemption of the company’s Senior Subordinated Notes due 2012.  Reported results for the third quarter of 2006 included $0.01 per share in non-recurring charges related to the termination of a proposed acquisition.  Reported earnings per diluted share for the nine months ended September 30, 2007 were $1.87, which is up 93 percent over the same period in 2006.  Per share amounts for both periods reflect the two-for-one stock split on September 10, 2007. A reconciliation of GAAP earnings to earnings from continuing operations for the three months and nine months ended September 30, 2007 and 2006 is included later in this release.

“Strong global demand for lifting equipment continues to support the company’s outstanding performance, and we believe that the fundamental drivers of this demand will remain intact for an extended period,” said Glen E. Tellock, Manitowoc’s president and chief executive officer.  “The traditional lifting markets of North America and Western Europe continue to perform as expected in this current cycle.  It is the strength and depth of demand in the emerging markets that gives us the confidence to make meaningful additions to our crane production capacity on a global basis.  Customer feedback, coupled with our own market research, shows that the demand for lift solutions in emerging markets will continue to outpace current industry production capacity for several years.”

Reflecting this long-term outlook, Manitowoc Crane Group has recently launched several production capacity expansion initiatives:

•                     A 57,000-square foot expansion of the company’s crawler crane manufacturing facility in Manitowoc, WI;

•                     Expansion and process enhancements at the company’s Port Washington, WI specialty machining facility to enhance crawler crane capacity;

•                     Entrance into the India market with the acquisition of Shirke Construction Equipment, a long-time Potain tower crane supplier; and

•                     Better access to the Eastern European markets through development of a manufacturing facility in Slovakia.

“In addition to strong Crane performance, our other business segments are also performing well.  Manitowoc Foodservice Group continues to generate solid profit contributions, even though results for the current quarter reflect softer demand in the ice machine market,” Tellock said.  “Our Marine segment continues to show improved long-term performance trends.  Results for the third quarter reflect strong commercial construction activity and the benefit of process improvements previously initiated in the Marine Group.”

Business Segment Results

Third-quarter 2007 net sales in the Crane segment increased 39 percent to $812.3 million, the group’s 26th consecutive quarter of improved year-over-year results.  Operating earnings for the third quarter of 2007 increased 48 percent to $112.3 million, from $76.1 million in the same period last year.  Backlog totaled $2.7 billion at September 30, 2007, an increase of 28 percent from June 30, 2007 and nearly double the level achieved at September 30, 2006.

“Demand for our full line of lifting solutions continues to be strong in all regions and for nearly all product lines,” said Tellock.  “Our view of the industry is that demand will remain strong through the end of the decade, with the potential for additional infrastructure and industrial projects in emerging markets to push that window of demand out even farther.  Maintaining our global leadership position during this time of robust demand will remain an important strategic objective.  Our investments in global capacity expansion are aimed at enhancing our ability to deliver and support high-quality products around the world in a timeframe that meets customer requirements.”

In the Foodservice segment, third-quarter 2007 net sales decreased 1 percent to $112.9 million from $114.5 million in the third quarter of 2006.  Operating earnings for the third quarter of 2007 were $17.9 million, a decrease of nearly 4 percent from the same period in 2006.

“The performance of the Foodservice segment this quarter reflects the impact of cooler weather in several of our larger markets compared to the prior year, which reduced the replacement demand for our ice machine products.  In addition, lower capital spending by many of the major chains during the quarter further dampened our performance,” Tellock said.  “The ice business results were partially offset by continued improvements in our beverage and refrigeration businesses.  Our beverage business is benefiting from new product introductions such as the Flex-Tower, even though a major national refresh program that was anticipated to begin in the second half of 2007 has been delayed until 2008.  Additionally, manufacturing efficiency gains within our refrigeration division continue to improve its operating performance.”

Revenue for the Marine segment during the third quarter of 2007 was $81 million, equaling the prior year’s level; however, operating earnings grew significantly to $6.4 million in the third quarter of 2007 compared to $2.4 million in the third quarter of 2006.  The improved operating margin was driven primarily by increased profit contributions from the company’s backlog of commercial projects.

“The bulk of the Marine segment’s improved profitability was driven by outstanding performance at Bay Shipbuilding, which is benefiting from process manufacturing efficiencies on repeat commercial projects.  The Marine segment recently added to its strong commercial backlog with the signing of a tank barge/tug project for a new customer,” Tellock said.  “Manitowoc Marine Group is able to attract new business from existing customers and to attract new customers because of its reputation for outstanding quality and project management.  These attributes were recently displayed when the US Navy conducted an extensive inspection of the Littoral Combat Ship FREEDOM.  Although the future of the LCS program continues to evolve, the Navy’s view of our shipbuilding abilities at Marinette Marine is extremely positive.  We will continue to work with the Navy to serve as its partner on this and other important military programs.”

Strategic Priorities

“The Manitowoc Company’s solid performance is a tribute to our adherence to a set of strategic priorities,” Tellock said.  “Many companies embrace strategic planning during lean times, and then shift their focus to immediate opportunities during the inevitable upswing.  Our role as managers is to maintain a long-term focus on these priorities throughout all phases of the business cycle and make the needed investments in capital and resources to ensure our success.  We need only look to the current state of our Crane business to see the validation of this strategy.”

Growth:  Today, our greatest growth opportunities lie in capturing incremental sales from our current crane customers, and in exploring opportunities to grow our Foodservice segment through acquisitions and internal initiatives.  We’re investing in people, production capacity, and support infrastructure to meet these goals, which should drive continued strong performance in 2008.

Innovate:  Our businesses rely on a “voice of the customer” approach to identify end-user needs. This approach is a vital element in our product development efforts which will result in our Crane and Foodservice segments introducing nearly 50 new products this year.

Customer Focus:  One of the objectives of our capacity expansion efforts in the Crane segment is to be able to meet the delivery times that customers require.  We’ve observed a compression in the crane purchasing decision cycle, with much less time available for manufacturers to bid, build, and deliver equipment.  Our enhanced production capabilities should help keep Manitowoc Crane Group the favored choice for complex, global construction projects.

Excellence in Operations:  The Marine segment has accomplished a tremendous turnaround in the past 18 months.  By re-engineering many of its business and manufacturing processes, such as man-hour scheduling, supply chain logistics, and fully utilizing one of the nation’s most experienced team of shipbuilders, our Marine segment has strengthened its reputation as a leading shipbuilder.

People and Organizational Development:   Our employees are our most valuable resource. Internal training programs enable us to identify and train our next generation of supervisors and managers, while external relationships with colleges and trade schools enable us to recruit great people for our growing organization. These initiatives not only help to define our corporate culture, but are also a key component of our global growth strategies.

Aftermarket Support:  We define world-class aftermarket support as a service offering that combines training, parts availability, real-time technical expertise, and on-the-ground partnerships to create a true competitive advantage for the Manitowoc customer.  Our Crane and Foodservice segments fully embrace this strategy and are working to expand it globally.

Create Value:  For the seventh consecutive quarter, all three business segments were positive EVA contributors, and through the nine months of 2007, EVA totaled nearly $150 million.

Earnings Guidance

“We are increasing our 2007 earnings guidance to $2.45 to $2.50 per share, excluding special items ($2.40 to $2.45 per share on a GAAP basis),” said Tellock.  “Other financial expectations for 2007 include cash flow from operations at $300 million for the full year; capital expenditures of approximately $80 million; and a tax rate in the 27 to 28 percent range.  Looking ahead, we expect to announce our preliminary guidance for 2008 prior to year-end.”

GAAP Reconciliation

In this release, the company refers to various non-GAAP measures. The company believes that these measures are helpful to investors in assessing the company’s ongoing performance of its underlying businesses before the impact of special items.  In addition, these non-GAAP measures provide a comparison to commonly used financial metrics within the professional investing community which do not include special items. Earnings and earnings per share from continuing operations before special items reconcile to earnings from continuing operations presented according to GAAP as follows (in millions, except per share data):

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006
Net earnings	$75.9	$50.4	$237.4	$122.3
Special items, net of tax (at statutory rate):
Loss from discontinued operations	—	—	—	0.3
Gain on sale of parts line	—	—	(2.2)	—
Pension settlements	—	—	3.4	—
Hedge settlement gain	—	—	(1.8)	—
Post acquisition claim settlement	—	—	—	(0.8)
Early extinguishment of debt	8.1	—	8.1	9.4
Costs related to Enodis acquisition activity	—	1.4	—	1.4
Earnings from continuing operations before special items	$84.0	$51.8	$244.9	$132.6

Diluted earnings per share	$0.59	$0.40	$1.87	$0.97
Special items, net of tax (at statutory rate):
Loss from discontinued operations	—	—	—	0.01
Gain on sale of parts line	—	—	(0.02)	—
Pension settlements	—	—	0.03	—
Hedge settlement gain	—	—	(0.02)	—
Post acquisition claim settlement	—	—	—	(0.01)
Early extinguishment of debt	0.06	—	0.06	0.08
Costs related to Enodis acquisition activity	—	0.01	—	0.01
Diluted earnings per share from continuing operations before special items	$0.65	$0.41	$1.92	$1.06

Upcoming Investor Events

On November 1 at 10:00 a.m. ET (9:00 a.m. CT), Manitowoc senior management will discuss its quarterly results during an investor conference call.  All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Manitowoc’s Web site at www.manitowoc.com and completing a brief registration form.  A replay of the conference call will be available at the same location on the Web site.

About The Manitowoc Company

The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.

Forward-looking Statements

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. These statements and potential factors include, but are not limited to, those relating to:

     — anticipated changes in revenue, margins, costs, and capital expenditures,

     — new crane and foodservice product introductions,

     — successful and timely implementation of ERP systems,

     — foreign currency fluctuations,

— increased raw material prices,

— availability of local suppliers and skilled labor,

     — the risks associated with growth,

     — geographic factors and political and economic risks,

     — actions of company competitors,

— changes in economic or industry conditions generally or in the markets served by our companies,

— the state of financial and credit markets,

— anticipated refresh/renovation plans by national restaurant accounts,

— efficiencies and capacity utilization at our facilities,

— new facilities and expansion of existing facilities,

     — work stoppages, labor negotiations, and labor rates,

     — government approval and funding of projects,

     — the ability of our customers to receive financing, and

     — the ability to complete and appropriately integrate restructurings, consolidations,

         acquisitions, divestitures, strategic alliances, and joint ventures.

Information on the potential factors that could affect the company’s actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Report on Form 10-Q for the period ended June 30, 2007.

For more information:

Carl J. Laurino

Senior Vice President

& Chief Financial Officer

920-652-1720

THE MANITOWOC COMPANY, INC.

Unaudited Consolidated Financial Information

For the Three and Nine Months Ended September 30, 2007 and 2006

(In millions, except share and per share data)

INCOME STATEMENT

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net sales	$1,006.2	$779.0	$2,886.9	$2,158.1
Cost of sales	781.4	609.7	2,226.7	1,681.7
Gross profit	224.8	169.3	660.2	476.4

Engineering, selling and administrative expenses	99.4	84.2	293.8	249.9
Gain on sale of parts line	—	—	(3.3)	—
Pension settlements	—	—	5.2	—
Amortization expense	1.0	1.0	2.9	2.4
Operating earnings	124.4	84.1	361.6	224.1
Interest expense	(8.5)	(10.2)	(27.4)	(36.0)
Loss on debt extinguishment	(12.5)	—	(12.5)	(14.4)
Other income - net	(0.4)	0.7	4.4	4.1
Earnings from continuing operations before taxes on income	103.0	74.6	326.1	177.8
Provision for taxes on income	27.1	24.2	88.7	55.2

Earnings from continuing operations	75.9	50.4	237.4	122.6
Discontinued operations:
Losses from discontinued operations, net of income taxes	—	—	—	(0.3)

NET EARNINGS	$75.9	$50.4	$237.4	$122.3

BASIC EARNINGS PER SHARE:
Earnings from continuing operations	$0.61	$0.41	$1.91	$1.00
Losses from discontinued operations, net of income taxes	—	—	—	(0.01)

BASIC EARNINGS PER SHARE	$0.61	$0.41	$1.91	$1.00

DILUTED EARNINGS PER SHARE:
Earnings from continuing operations	$0.59	$0.40	$1.87	$0.98
Losses from discontinued operations, net of income taxes	—	—	—	(0.01)

DILUTED EARNINGS PER SHARE	$0.59	$0.40	$1.87	$0.97

AVERAGE SHARES OUTSTANDING:
Average Shares Outstanding - Basic	125,175,721	123,155,226	124,314,233	122,292,140
Average Shares Outstanding - Diluted	127,915,004	126,077,200	127,141,212	125,571,914

SEGMENT SUMMARY

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net sales from continuing operations:
Cranes and related products	$812.3	$583.3	$2,300.2	$1,630.7
Foodservice equipment	112.9	114.5	337.9	321.4
Marine	81.0	81.2	248.8	206.0
Total	$1,006.2	$779.0	$2,886.9	$2,158.1

Operating earnings from continuing operations:
Cranes and related products	$112.3	$76.1	$328.8	$202.9
Foodservice equipment	17.9	18.6	51.2	47.0
Marine	6.4	2.4	20.4	8.0
General corporate expense	(11.2)	(12.0)	(34.0)	(31.4)
Gain on sale of parts line	—	—	3.3	—
Pension settlements	—	—	(5.2)	—
Amortization	(1.0)	(1.0)	(2.9)	(2.4)

Operating earnings	$124.4	$84.1	$361.6	$224.1

THE MANITOWOC COMPANY, INC.

Unaudited Consolidated Financial Information

For the Three and Nine Months Ended September 30, 2007 and 2006

(In millions)

BALANCE SHEET

	September 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and temporary investments	$106.3	$176.1
Accounts receivable - net	427.2	285.2
Inventories - net	629.4	492.4
Other current assets	211.0	189.0
Total current assets	1,373.9	1,142.7

Property, plant and equipment - net	443.3	398.9
Intangible assets - net	715.7	622.1
Other long-term assets	57.6	55.8
TOTAL ASSETS	$2,590.5	$2,219.5

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$917.8	$839.6
Short-term borrowings	10.4	4.1
Product warranties	67.5	59.6
Product liabilities	40.7	32.1
Total current liabilities	1,036.4	935.4

Long-term debt	263.4	264.3
Other non-current liabilities	232.2	245.3
Stockholders’ equity	1,058.5	774.5
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$2,590.5	$2,219.5

CASH FLOW SUMMARY

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net earnings	$75.9	$50.4	$237.4	$122.3
Non-cash adjustments	22.7	22.2	44.1	67.6
Changes in operating assets and liabilities	(42.7)	17.0	(252.0)	(60.7)
Net cash provided by operating activities of continuing operations	55.9	89.6	29.5	129.2
Net cash provided by (used for) operating activities of discontinued operations	—	—	—	(0.3)
Net cash provided by operating activities	55.9	89.6	29.5	128.9
Capital expenditures	(26.1)	(15.3)	(56.9)	(38.5)
Proceeds from sale of fixed assets	2.6	1.0	7.8	5.0
Change in restricted cash	(0.2)	—	(0.5)	—
Proceeds from sale of product line	—	—	4.9	—
Purchase of marketable securities	—	—	(0.1)	—
Business acquisitions	(64.2)	—	(80.1)	(48.4)
Proceeds (payments) on borrowings - net	0.3	(40.1)	1.0	(167.0)
Proceeds (payments) from receivable financing - net	1.3	(10.3)	3.4	(4.3)
Dividends paid	(2.5)	(2.2)	(6.9)	(6.5)
Stock options exercised	1.4	0.3	20.0	8.4
Effect of exchange rate changes on cash	4.3	0.7	8.0	4.0
Net increase (decrease) in cash & temporary investments	$(27.2)	$23.7	$(69.9)	$(118.4)